SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                          Augusta Resource Corporation
                               (Name of Issuer)

                                 Common Shares
                        (Title of Class of Securities)

                                  050912203
                                (CUSIP Number)

                               November 30, 2006
            (Date of event which requires filing of this statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

                           (Page 1 of 23 Pages)

----------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 050912203                   13G                     Page 2 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      The Ospraie Portfolio Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,956,948 Common Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     5,956,948 Common Shares
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,956,948 Common Shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.19%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 3 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Special Opportunities Master Holdings Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,135,501 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,135,501 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,135,501 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.56%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 4 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY         7,092,449 Common Shares
  OWNED BY            (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     7,092,449 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,092,449 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 5 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Holding I, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        7,092,449 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     7,092,449 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,092,449 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 6 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, Inc.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        7,092,449 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     7,092,449 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,092,449 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 7 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,135,501 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,135,501 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,135,501 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.56%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 8 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,135,501 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,135,501 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,135,501 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.56%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                     Page 9 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dwight Anderson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        7,092,449 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     7,092,449 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,092,449 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.73%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 050912203                   13G                    Page 10 of 23 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John Duryea
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,135,501 Common Shares
  OWNED BY           (Includes Warrants to purchase 148,749 Common Shares)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,135,501 Common Shares
                     (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,135,501 Common Shares
      (Includes Warrants to purchase 148,749 Common Shares)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.56%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 050912203                    13G                   Page 11 of 23 Pages

Item 1(a). Name of Issuer:

      The name of the issuer is Augusta Resource Corporation (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

      The Company's principal executive offices are located at 400-837 West Hastings Street, Vancouver, British Columbia, Canada V6C3NG

Item 2(a). Name of Person Filing:

      This statement is filed by:

            (i) The Ospraie Portfolio Ltd., a Cayman Islands exempted company ("Portfolio"), with respect to the Common Shares held by it;

            (ii) Ospraie Special Opportunities Master Holdings Ltd. ("Master Holdings"), a Cayman Islands exempted company, with respect to the Common Shares held by it.

            (iii) Ospraie Management, LLC, a Delaware limited liability company
                  ("Investment Manager"), which serves (a) as investment manager to Portfolio, with respect to the Common Shares directly owned by Portfolio, and (b) as managing member of Advisors LLC (as defined below), with respect to the Common Shares directly owned by Master Holdings;

            (iv) Ospraie Holding I, L.P., a Delaware limited partnership ("Ospraie Holding"), which serves as the managing member of Investment Manager, with respect to the Common Shares directly owned by Portfolio and Master Holdings;

            (v) Ospraie Management, Inc., a Delaware corporation ("Ospraie Management"), which serves as the general partner of Ospraie Holding, with respect to the Common Shares directly owned by Portfolio and Master Holdings;

            (vi) Ospraie Advisors, L.P., a Delaware limited partnership ("Advisors LP"), which serves as the investment manager to Master Holdings with respect to the Common Shares directly owned by Master Holdings;

            (vii) Ospraie Advisors, LLC, a Delaware limited liability company
                  ("Advisors LLC"), which serves as the general partner of Advisors LP, with respect to the Common Shares directly owned by Master Holdings;

           (viii) Dwight Anderson ("Mr. Anderson"), the president and sole shareholder of Ospraie Management, with respect to the Common Shares held by Portfolio and Master Holdings; and

            (ix) John Duryea ("Mr. Duryea"), a portfolio manager of Advisors LP, with respect to the Common Shares held by Master Holdings.

CUSIP No. 050912203                   13G                    Page 12 of 23 Pages

            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b). Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of the Reporting Persons is 320 Park Avenue, 27th Floor, New York, New York 10022, U.S.A.

Item 2(c). Citizenship:

      Portfolio is a Cayman Islands exempted company. Master Holdings is a Cayman Islands exempted company. Investment Manager is a limited liability company organized under the laws of the State of Delaware. Ospraie Holding is a limited partnership organized under the laws of the State of Delaware. Ospraie Management is a corporation organized under the laws of the State of Delaware. Advisors LP is a limited partnership organized under the laws of the State of Delaware. Advisors LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Anderson is a United States citizen. Mr. Duryea is a United States citizen.

Item 2(d). Title of Class of Securities:

      Common Shares.

Item 2(e). CUSIP Number:

      050912203

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 050912203                    13G                   Page 13 of 23 Pages

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check the box.[X]

Item 4. Ownership.

A.    The Ospraie Portfolio Ltd.

      (a) Amount beneficially owned: 5,956,948 Common Shares. The filing of this statement shall not be deemed an admission that Portfolio beneficially owns any Common Shares as determined under Section 13(d) of the Securities Exchange Act of 1934 or the regulations promulgated thereunder.

      (b) Percent of Class: 8.19%. The percentages used herein are calculated based upon 72,749,067 Common Shares outstanding.

      (c) Number of shares as to which such person has:

          (i)      sole power to vote or direct the vote:                      0
          (ii)     shared power to vote or direct the vote:            5,956,948
          (iii)    sole power to dispose or direct the disposition:            0
          (iv)     shared power to dispose or direct the
                   disposition:                                        5,956,948

B.    Ospraie Special Opportunities Master Holdings, Ltd.

      (a) Amount beneficially owned: 1,135,501 Common Shares, including shares underlying 148,749 warrants held by Master Holdings. The filing of this statement shall not be deemed an admission that Master Holdings beneficially owns any Common Shares as determined under Section 13(d) of the Securities Exchange Act of 1934 or the regulations promulgated thereunder.

      (b) Percent of Class: 1.56%.

      (c) Number of shares as to which such person has:

          (i)      sole power to vote or direct the vote:                      0
          (ii)     shared power to vote or direct the vote:            1,135,501
          (iii)    sole power to dispose or direct the disposition:            0
          (iv)     shared power to dispose or direct the
                   disposition:                                        1,135,501

CUSIP No. 050912203                    13G                   Page 14 of 23 Pages

C.    Ospraie Management, LLC

            (a) Amount beneficially owned: 7,092,449 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 9.73%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 7,092,449
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 7,092,449

D.    Ospraie Holding I, L.P.

            (a) Amount beneficially owned: 7,092,449 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 9.73%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 7,092,449
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 7,092,449

E.    Ospraie Management, Inc.

            (a) Amount beneficially owned: 7,092,449 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 9.73%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 7,092,449
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 7,092,449

F.    Ospraie Advisors, L.P.

            (a) Amount beneficially owned: 1,135,501 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 1.56%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 1,135,501
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 1,135,501

CUSIP No. 050912203                   13G                    Page 15 of 23 Pages

G.    Ospraie Advisors, LLC

            (a) Amount beneficially owned: 1,135,501 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 1.56%

            (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 1,135,501
               (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 1,135,501

H.    Dwight Anderson

            (a) Amount beneficially owned: 7,092,449 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 9.73%

            (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 7,092,449
             (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 7,092,449

I.    John Duryea

            (a) Amount beneficially owned: 1,135,501 Common Shares which includes Warrants to purchase 148,749 Common Shares.

            (b) Percent of class: 1.56%

            (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 1,135,501 Common
                                                                       Shares.
              (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the
                    disposition:                        1,135,501 Common Shares.

Item 5. Ownership of Five Percent or Less of a Class.

      Not applicable.

CUSIP No. 050912203                  13G                     Page 16 of 23 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Investment Manager, in its capacity as the investment manager to Portfolio, has the power to direct the investment activities of Portfolio, including decisions with respect to the disposition of the proceeds from the sale of Common Shares, and is the managing member of Advisors LLC and in that capacity directs its operations. Ospraie Holding is the managing member of the Investment Manager and in that capacity directs its operations. Ospraie Management is the general partner of Ospraie Holding and in that capacity directs its operations. Advisors LP, in its capacity as the investment manager to Master Holdings, has the power to direct the investment activities of Master Holdings, including decisions with respect to the disposition of the proceeds from the sale of Common Shares. Advisors LLC is the general partner of Advisors LP and in that capacity directs its operations. Mr. Anderson is the president and sole shareholder of Ospraie Management and in that capacity, directs its operations. Mr. Duryea is a portfolio manager of Advisors LP and in that capacity has the power to direct the investment activities of Master Holdings. The shareholders of Portfolio and Master Holdings have the right to receive dividends from, or proceeds from the sale of, Common Shares held by Portfolio and Master Holdings, respectively, in accordance with their ownership interests in Portfolio and Master Holdings, respectively.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      See Item 2. The Reporting Persons disclaim the existence of a group with one another.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Each of the Reporting Persons hereby makes the following certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 050912203                  13G                     Page 17 of 23 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: March 1, 2007

                                       OSPRAIE MANAGEMENT, LLC

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory


                                       OSPRAIE HOLDING I, L.P.

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory


                                       OSPRAIE MANAGEMENT, INC.,

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory


                                       OSPRAIE ADVISORS, L.P.

                                       By:  Ospraie Advisors, LLC,
                                            its General Partner

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory

                                                             Page 18 of 23 Pages


                                       OSPRAIE ADVISORS, LLC

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory


                                       THE OSPRAIE PORTFOLIO LTD.

                                       By:  Ospraie Management, LLC,
                                            its Investment Manager

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory


                                       OSPRAIE SPECIAL OPPORTUNITIES MASTER
                                       HOLDINGS LTD.

                                       By:  Ospraie Advisors L.P.,
                                            its Investment Manager

                                       By:  Ospraie Advisors, LLC,
                                            its General Partner

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer
                                            Authorized Signatory

                                                             Page 19 of 23 Pages

                                       DWIGHT ANDERSON

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer, Attorney-in-fact

                                       JOHN DURYEA

                                       By:  /s/ Michael Fischer
                                            --------------------------
                                            Michael Fischer, Attorney-in-fact

                                                             Page 20 of 23 Pages

                                  EXHIBIT INDEX

Exhibit 99.1 -    Joint Filing Agreement

Exhibit 99.2 -    Power of Attorney, dated December 13, 2006, granted by Dwight
                  Anderson in favor of Kirk Rule, Eric Vincent and Michael
                  Fischer (incorporated by reference to Exhibit 99.1 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova Biosource Fuels, Inc.).

Exhibit 99.2 -    Power of Attorney, dated December 13, 2006, granted by John
                  Duryea in favor of Kirk Rule, Eric Vincent and Michael Fischer
                  (incorporated by reference to Exhibit 99.2 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova
                  Biosource Fuels, Inc.).